EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2021 with respect to the consolidated financial statements of Alta Equipment Group Inc. and Subsidiaries as of and for the years ended December 31, 2020 and 2019, which is incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement Form S-1 on Form S-3. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ UHY LLP

Sterling Heights, Michigan

July 1, 2021